FOR IMMEDIATE RELEASE December 11, 2003	Contacts:	Investors Andrew Brown 212/697-2509	Media Robin Schoen 215/504-2122

  HealthRamp and drugstore.com, inc. Announce RxPricePoint Alliance

Online Drug Store Becomes The First Participating Pharmacy In

HealthRamp's Competitive Drug Pricing Program

New York, NY - Medix Resources, Inc. (AMEX:MXR) and drugstore.com, inc. (NASDAQ: DSCM) today announced that the drugstore.com™ pharmacy will be participating in HealthRamp's RxPricePoint program, which is delivered via HealthRamp's CarePoint technologies at the point of prescribing on a handheld device. HealthRamp CarePoint's patent pending RxPricePoint technology will enable pricing data to be gathered from pharmacies nationwide to provide physicians with the lowest cost pharmacy option for a given patient at the point of care. Medix, through its wholly-owned HealthRamp subsidiary, markets the CarePoint suite of technologies.

RxPricePoint lets physicians show their patients the pharmacy, mail order or retail, where they can locate the lowest-priced drugs for their prescription. Physicians will also be able to inform their patients of the pharmacy with the best price for fulfilling any portfolio of prescriptions. Pharmacies participating in the program will pay HealthRamp a transaction fee for every prescription filled through RxPricePoint. Patients will be able to utilize the HealthRamp website to search for the lowest-cost drugs in their area, enabling them to proactively deliver this information to their physicians. Further information about RxPricePoint will be available on HealthRamp's website, at www.HealthRamp.com/rxpricepoint, and it is expected that RxPricePoint will be made available by the end of the first quarter of 2004.

"drugstore.com's commitment to providing our customers with the most comprehensive and competitively priced prescriptions on the Internet is greatly enhanced by this new alliance with HealthRamp," stated Jeff Kimmell, vice president, pharmacy, of drugstore.com, inc. "drugstore.com™ customers pay up to 30 percent less for top-quality generic and brand-name prescription drugs, compared to brick-and-mortar pharmacy prices. As a member of the RxPricePoint program, we expect to expand our reach and continue to drive down prices on behalf of consumers."

"drugstore.com's early participation in the RxPricePoint program provides us with enormous momentum as we seek the participation of other pharmacies," stated Medix Chairman and CEO, Darryl Cohen. "The ability to drive down costs, while still delivering a safe and closely regulated product, is a clear mandate from customers."

"While Canadian pharmacies have proliferated, the combination of high quality and low cost pricing has been difficult to achieve in the U.S.," continued Cohen. "By participating in RxPricePoint, we believe that U.S. pharmacies will increase their customer bases through competitive pricing and service. Furthermore, RxPricePoint insures the process falls under the guidance of the patient's own physician."

drugstore.com, inc. (NASDAQ: DSCM) is "Your Health & Beauty Superstore" and the leading online health, beauty, wellness, personal care, and pharmacy solution in the world. The drugstore.com™ online store provides a convenient, private, and informative shopping experience that encourages consumers to purchase products essential to healthy, everyday living. The online store offers thousands of brand-name personal health care products at competitive prices; a full-service, licensed retail pharmacy; and a wealth of health-related information, buying guides, and other tools designed to help consumers make informed purchasing decisions. Consumers can personalize their shopping experiences with shopping lists, e-mail reminders for replenishing regularly used products, and private e-mail access to pharmacists and beauty experts for questions. drugstore.com, inc. has been awarded the Verified Internet Pharmacy Practice Sites (VIPPS) certification by the National Association of Boards of Pharmacy (NABP) as a fully licensed facility exercising competent, safe pharmacy practices in compliance with federal and state laws and regulations.

Medix, through its wholly owned HealthRamp subsidiary, markets the CarePoint suite of technologies. CarePoint enables electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care. The combination of these technologies is designed to provide access to safer and better healthcare. Medix's products enable communication of high value-added healthcare information among physician offices, pharmacies, hospitals, pharmacy benefit managers, health management organizations, pharmaceutical companies and health insurance companies. Additional information about HealthRamp, and its products and services, can be found at www.HealthRamp.com.

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Safe Harbor Statement: To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. . Such risks and uncertainties include, without limitation, the ability of Medix to raise capital to finance the development of its Internet services and related software, the effectiveness, profitability and the marketability of those services, the ability of the Company to protect its proprietary information and to retain and expand its user base, the establishment of an efficient corporate operating structure as the Company grows and, other risks detailed from time-to-time in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.